Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Diamond Resorts International, Inc.
Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-202450) and Form S-8 (No. 333-190087 and 333-204314) of Diamond Resorts International, Inc. and Subsidiaries (“Company”) of our report dated February 29, 2016, except for Notes 3, 10, 15, 18, 24 and 27 which are as of August 8, 2016, relating to the consolidated financial statements and our report dated February 29, 2016, except for the effects of the material weakness, which is as of August 8, 2016, relating to the effectiveness of Diamond Resorts International, Inc. and Subsidiaries’ internal control over financial reporting, which appear in this Form 10K/A. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

/s/ BDO USA, LLP
Las Vegas, Nevada August 8, 2016